[LETTERHEAD OF MINTZ AND FRAADE]

                                                March 22, 2002
Chell Group Corporation
14 Meteor Drive
Toronto, Ontario
M9W 1A4
                                          Re:   Chell Group Corporation

Gentlemen:

      We are rendering this opinion to you in connection with the offering (the "Offering") of 911,107 shares of Common Stock (the "Shares") of Chell Group Corporation, a New York corporation (the "Company"), which are to be issued to its employees in accordance with the Chell Group Corporation Stock Option Plan pursuant to a Registration Statement to be filed with the Securities and Exchange Commission pursuant to a Form S-8 of the Securities Act of 1933, as amended (the "Act"). The Chell Group Corporation Stock Option Plan was approved by the Board of Directors of the Company and ratified by the Shareholders at the annual meeting of Shareholders of the Company, held on August 31, 2000. The Shareholders approved an increase in the number of shares of the Common Stock of the Company that are subject to the Stock Option Plan from 1,000,000 million to twenty (20%) percent of the issued and outstanding Common Stock of the Company, on a fully diluted basis. The Shares registered in the subject Offering represent the difference between twenty (20%) percent of the issued and outstanding shares of the Company as of February 27, 2002, and 1,000,000 shares that were previously registered by the Company in a Form S-8 Registration Statement which became effective on August 14, 1998. We have not taken part in any aspect of the Offering. Our engagement with respect to the Offering is limited solely to the rendering of this opinion.

      In connection with rendering this opinion we have examined originals or copies of the following documents, instruments and agreements (collectively the "Documents"):

                  a) the Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of the State of New York;

                  b) the By-Laws of the Company;

                  c) the Chell Group Corporation Stock Option Plan;

                  d) the Minutes of the annual meeting of shareholders of Chell Group Corporation held on August 31, 2000; and

                  e) the Unanimous Consent of the Board of Directors approving the filing of a Form S-8 Registration Statement registering the Shares issued to the

                  Consultants.

      In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents, the due authorization and valid execution by all parties to the Documents, that the Agreement constitutes a valid and legally binding agreement and obligation of all parties thereto, the authenticity of all Documents submitted to us as originals, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as certified or photostatic copies.

      Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to those items which are specifically set forth in this opinion and that no further investigation has been or will be undertaken and that we have only reviewed and will only review the Documents which are specifically designated in this opinion.

      In rendering this opinion, we have assumed the legal competency of all parties to the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties thereto.

      We have further assumed, among other things, that the recipient of the Shares will have provided consideration acceptable to the Board of Directors and in compliance with Form S-8 and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares.

      Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares, pertaining to services to be performed in the future (such transactions are required to be included in either a new Registration Statement or a Post Effective Amendment to the Registration Statement including updated opinions).

      The Securities and Exchange Commission (the "SEC") or any state regulatory authority could disagree with our opinion. Moreover, no assurance can be given that there will not be a change in existing law or that the SEC or any state regulatory authority will not alter its present views either prospectively or retroactively or adopt new views with respect to any matters which are summarized above and those matters upon which we have rendered our opinion.

      The opinions set forth herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion on the effect on the matters covered by this opinion of the laws of any other jurisdiction.

      This opinion is rendered solely for the benefit of you in connection with the transaction described herein and may not be delivered to or relied upon by any other person without our prior written consent.

                                                Very truly yours,

                                                Mintz & Fraade, P.C.


                                                By: /s/  Alan P. Fraade
                                                   -----------------------------
                                                         Alan P. Fraade

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